Exhibit 99.1

RPM Reports Record Results for Fiscal 2022 Fourth Quarter

•	Fourth-quarter net sales increased 13.7% to a record $1.98 billion

•

Fourth-quarter net income increased 27.4% to a record $199.0 million, income before income taxes was a record $221.7 million, diluted EPS was a record $1.54, and adjusted diluted EPS was a record $1.42

•	Fourth-quarter EBIT increased 17.1% to a record $251.7 million and adjusted EBIT increased 11.7% to a record $263.7 million

•	Fiscal 2022 full-year sales increased 9.8% to a record $6.71 billion

•	Fiscal 2022 full-year net income was $491.5 million, income before income taxes was $606.8 million, diluted EPS was $3.79, and adjusted diluted EPS was $3.66

•	Fiscal 2023 first-quarter outlook calls for sales growth in the mid-teens and adjusted EBIT growth of 20% to 25%

MEDINA, OH – July 25, 2022 – RPM International Inc. (NYSE: RPM), a world leader in specialty coatings, sealants and building materials, today reported financial results for its fiscal 2022 fourth quarter and year ended May 31, 2022.

“Our nimble businesses quickly adapted to dynamically shifting supply chain constraints, inflationary challenges and foreign exchange headwinds to steadily generate momentum in the second half of fiscal 2022. Our associates’ efforts culminated in a fourth quarter of consolidated record sales and record adjusted EBIT,” stated RPM Chairman and CEO Frank C. Sullivan.

“This fourth-quarter performance was driven on the top line by all four of our segments, each of which generated record sales. On the bottom line, three of our four segments produced record fourth-quarter adjusted EBIT. In our Consumer Group, which was the outlier, the year-over-year gap in adjusted EBIT results has begun to narrow as price increases have started to catch up with inflation and access to raw materials has improved. Better materials availability was largely due to our well-timed acquisition last fall of a production facility in Texas, which is now making alkyd resins that are critical to many of the segment’s products,” he said.

Fourth-Quarter Consolidated Results

Fiscal 2022 fourth-quarter net sales were a record $1.98 billion, an increase of 13.7% compared to the $1.74 billion reported in the year-ago period. Fourth-quarter net income increased 27.4% to a record $199.0 million compared to net income of $156.1 million in the prior-year period. Diluted earnings per share (EPS) were a record $1.54, an increase of 28.3% compared to diluted EPS of $1.20 in the year-ago quarter. Income before income taxes (IBT) was a record $221.7 million compared to $204.3 million reported in the same period last fiscal year. RPM’s consolidated earnings before interest and taxes (EBIT) increased 17.1% to a record $251.7 million compared to $215.0 million reported in the fiscal 2021 fourth quarter.

RPM Reports Results for Fiscal 2022 Fourth Quarter and Full Year

July 25, 2022

The fourth quarter of fiscal 2022 and 2021 included certain restructuring and other items that are not indicative of RPM’s ongoing operations. These items are detailed in the tables below titled Supplemental Segment Information and Reconciliation of Reported to Adjusted Amounts. Excluding these items, RPM’s adjusted EBIT increased 11.7% to $263.7 million compared to $236.2 million during the year-ago period. The company also excludes the impact of gains and losses from marketable securities as their inherent volatility is outside of management’s control and cannot be predicted with any level of certainty, as well as unusual tax items, from adjusted EPS.1 Excluding certain items not indicative of ongoing operations, fiscal 2022 fourth-quarter adjusted diluted EPS increased 10.9% to a record $1.42 compared to $1.28 in the fiscal 2021 fourth quarter.

Fourth-Quarter Segment Sales and Earnings

Construction Products Group

CPG net sales were a record $745.9 million during the fiscal 2022 fourth quarter, which was an increase of 18.5% compared to fiscal 2021 fourth-quarter net sales of $629.4 million. The sales increase was driven by organic growth of 19.9% and growth from acquisitions of 1.6%, while foreign currency translation headwinds reduced sales by 3.0%. Segment IBT was a record $120.3 million compared to $107.2 million a year ago. EBIT was a record $121.7 million, an increase of 11.8% versus EBIT of $108.9 million in the fiscal 2021 fourth quarter. Excluding certain items not indicative of ongoing operations, fiscal 2022 fourth-quarter adjusted EBIT was a record $122.4 million compared to adjusted EBIT of $110.4 million reported during the year-ago period, representing an increase of 10.9%.

Even with comparisons to a strong prior year when sales and earnings were at record levels, CPG continued to generate record top-line growth driven by its differentiated service model, as well as its unique building envelope and restoration solutions. Businesses producing the strongest sales growth were those providing roofing systems, insulated concrete forms, as well as admixtures and repair products for concrete. Results in international markets were mixed with Europe being challenged by macroeconomic headwinds, while Latin America experienced significant double-digit sales gains. CPG was able to offset significant raw material inflationary pressure with selling price increases and operational improvements.

Performance Coatings Group

PCG net sales were a record $329.4 million during the fiscal 2022 fourth quarter, which was an increase of 16.3% compared to the $283.3 million reported a year ago. Organic sales increased 17.4% and acquisitions contributed 1.8%. Foreign currency translation was a 2.9% headwind. Segment IBT was a record $41.2 million compared to $26.0 million reported a year ago. EBIT was a record $41.1 million, an increase of 58.5% compared to $25.9 million in the fiscal 2021 fourth quarter. Adjusted EBIT, which excludes certain items not indicative of ongoing operations, was a record $42.6 million during the fourth quarter of fiscal 2022 compared to adjusted EBIT of $31.0 million during the year-ago period, representing an increase of 37.3%.

Flooring systems, protective coatings and fiberglass reinforced plastic grating all generated double-digit sales growth. A rebound in international markets, as well as continued success in vertical end markets – such as energy, technology, and food and beverage – helped drive PCG’s results. Additionally, improved sales management systems and price increases were major factors in the segment’s top-line success. Adjusted EBIT was a record for the fiscal 2022 fourth quarter, driven by volume growth, selling price increases, revenue growth leveraging, good product mix and operational improvements.

RPM Reports Results for Fiscal 2022 Fourth Quarter and Full Year

July 25, 2022

Specialty Products Group

SPG reported record net sales of $225.8 million during the fourth quarter of fiscal 2022, which was an increase of 11.4% compared to net sales of $202.8 million in the fiscal 2021 fourth quarter. Organic sales increased 12.2%, while acquisitions contributed 0.5% to sales. Foreign currency translation was a headwind of 1.3%. Segment IBT was $50.9 million compared with $34.8 million in the prior-year period. EBIT was $50.9 million, an increase of 45.9% compared to $34.9 million in the fiscal 2021 fourth quarter. Adjusted EBIT, which excludes certain items not indicative of ongoing operations, was a record $44.2 million in the fiscal 2022 fourth quarter, an increase of 21.8% compared to adjusted EBIT of $36.3 million in the fiscal 2021 fourth quarter.

The majority of SPG’s businesses experienced double-digit sales growth. Leading the way were its OEM coatings companies, as well as its food coatings and additives business, which has improved performance under new management. Its disaster restoration equipment business continued to rebound as it cleared backlogs caused by semiconductor chip shortages and grew sales in the teens despite a difficult comparison to a strong prior year that was driven by winter storm Uri. The segment’s increase in adjusted EBIT was bolstered by the favorable impact of higher sales, which were leveraged to the bottom line due to selling price increases that began catching up with prior cost inflation.

Consumer Group

Consumer Group reported record net sales of $682.8 million during the fourth quarter of fiscal 2022, an increase of 8.6% compared to net sales of $628.9 million reported in the fourth quarter of fiscal 2021. Organic sales increased 10.0%, while foreign currency translation headwinds decreased sales by 1.4%. Consumer Group IBT was $79.2 million compared to $91.0 million in the prior-year period. EBIT was $79.1 million, a decrease of 13.1% compared to $91.0 million in the fiscal 2021 fourth quarter. Excluding certain items not indicative of ongoing operations, fiscal 2022 fourth-quarter adjusted EBIT was $ 80.3 million, a decrease of 14.2% compared to adjusted EBIT of $93.6 million reported during the prior-year period.

Top-line growth was driven by improved supply of key alkyd resins produced by the manufacturing plant RPM acquired last September, as well as price increases and high growth in product lines popular with professional remodelers, including caulks and sealants. While North American markets grew, European markets remained challenged due to macroeconomic headwinds in the region. Adjusted EBIT was impacted by continued raw material cost inflation and higher costs from ongoing shipping challenges and industry labor shortages. In response, the Consumer Group has been instituting price increases to catch up with inflation, building resilience in its supply chain, and investing in capacity and process improvements to better respond to customer demand.

RPM Reports Results for Fiscal 2022 Fourth Quarter and Full Year

July 25, 2022

Full-Year Consolidated Results

Fiscal 2022 full-year net sales were $6.71 billion, an increase of 9.8% compared to $6.11 billion during fiscal 2021. Organic sales increased 8.9%, while acquisitions added 1.4%. Foreign currency translation reduced sales by 0.5%. Net income was $491.5 million, a decrease of 2.2% compared to $502.6 million in fiscal 2021. Diluted EPS decreased 2.1% to $3.79 versus $3.87 a year ago. IBT was $606.8 million compared to $668.4 million reported in fiscal 2021. EBIT was $702.3 million, a decrease of 1.0% versus the $709.4 million reported last year.

Fiscal 2022 and 2021 included certain restructuring and other items that are not indicative of ongoing operations. These items are detailed in the tables below titled Supplemental Segment Information and Reconciliation of Reported to Adjusted Amounts. Excluding these items, RPM’s adjusted EBIT decreased 9.7% to $708.4 million compared to adjusted EBIT of $784.6 million last year. The company also excludes the impact of gains and losses from marketable securities as their inherent volatility is outside of management’s control and cannot be predicted with any level of certainty, as well as unusual tax items, from adjusted EPS.2 Excluding certain items not indicative of ongoing operations, adjusted diluted EPS for fiscal 2022 decreased 12.0% to $3.66 compared to $4.16 in fiscal 2021.

Cash Flow and Financial Position

For fiscal 2022, cash from operations was $178.7 million compared to $766.2 million during fiscal 2021. The decrease is primarily due to higher raw material costs, inventory buildup in an unreliable supply environment and supply chain disruptions that have resulted in lower margins. Capital expenditures during fiscal 2022 of $222.4 million compared to $157.2 million in fiscal 2021 as the company invested in manufacturing capacity in high-growth areas and a centralized research and development center. Total debt at the end of fiscal 2022 was $2.69 billion compared to $2.38 billion a year ago.

Total liquidity, including cash and committed revolving credit facilities was $1.31 billion at May 31, 2022, compared to $1.46 billion at May 31, 2021. RPM’s liquidity remains high, enabling it to manage supply chain challenges while continuing to invest in operational improvements, acquisitions and expanded manufacturing capacity. During fiscal 2022, the company returned $256.9 million to shareholders through cash dividends and share repurchases.

Business Outlook

For the first quarter of fiscal 2023, the strengthening U.S. dollar is expected to be a headwind impacting the translation of RPM’s international results. The company expects significant cost increases to continue for certain raw materials, labor and packaging. Management also anticipates continued higher costs from unreliable bulk transportation, which creates production inefficiencies, as well as fuel surcharges, which are being driven by high energy prices that have been exacerbated by the conflict in Ukraine. These cost pressures are expected to disproportionately affect the Consumer segment.

Despite these challenges, management’s proactive measures over the course of fiscal 2022 enabled RPM to accelerate momentum in the business and it is expected to carry over into fiscal 2023. The company expects to continue implementing price increases as needed and improving operational efficiencies in order to minimize cost pressures and restore margins closer to historical levels. While there is a

RPM Reports Results for Fiscal 2022 Fourth Quarter and Full Year

July 25, 2022

recessionary undercurrent in the economy, RPM anticipates that demand for its products and services will remain strong, particularly those that provide protective, restorative and energy efficiency benefits, which meet the needs of customers who seek to extend the useful life of their assets, make them more sustainable and save them money. In addition, the company is making strategic investments in organic growth initiatives focused on market opportunities and industry trends.

Based on these factors, RPM expects to generate fiscal 2023 first-quarter consolidated sales growth in the mid-teens over last year’s record first-quarter sales. The company anticipates sales growth in the teens in all four of its operating segments. It is likely that the Consumer Group will generate the highest growth of the four segments due to selling price increases that should allow it to catch up with inflation, improved alkyd resin supply and investments in operational improvements. Fiscal 2023 first-quarter consolidated adjusted EBIT is anticipated to increase 20% to 25% versus the same period last year.

The company remains focused on creating sustained value for its stakeholders, including its customers, associates and investors.

Webcast and Conference Call Information

Management will host a conference call to discuss these results beginning at 10:00 a.m. EDT today. The call can be accessed via webcast at www.RPMinc.com/Investors/Presentations-Webcasts or by dialing 888-886-7786 or 416-764-8658 for international callers. The conference ID is 95379961. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

For those unable to listen to the live call, a replay will be available from approximately 1:00 p.m. EDT on July 25, 2022 until 11:59 p.m. EDT on August 1, 2022. The replay can be accessed by dialing 877-674-7070 or 416-764-8692 for international callers. The access code is 379961. The call also will be available for replay and as a written transcript via the RPM website at www.RPMinc.com.

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services. The company operates across four reportable segments: consumer, construction products, performance coatings and specialty products. RPM has a diverse portfolio of market-leading brands, including Rust-Oleum, DAP, Zinsser, Varathane, DayGlo, Legend Brands, Stonhard, Carboline, Tremco and Dryvit. From homes and workplaces, to infrastructure and precious landmarks, RPM’s brands are trusted by consumers and professionals alike to help build a better world. The company employs approximately 16,800 individuals worldwide. Visit www.RPMinc.com to learn more.

For more information, contact Russell L. Gordon, vice president and chief financial officer, at 330-273-5090 or rgordon@rpminc.com.

# # #

RPM Reports Results for Fiscal 2022 Fourth Quarter and Full Year

July 25, 2022

Footnote

[1]

Changes in marketable securities resulted in a net after-tax loss of $8.8 million for the fourth quarter of fiscal 2022 and a net after-tax gain of $11.8 million during the same quarter last year. The unusual discrete tax adjustments for the fourth quarter of fiscal 2022 resulted in a $31.5 million benefit and $5.1 million charge during the same quarter last year.

[2]

Changes in marketable securities resulted in a net after-tax loss of $15.7 million for fiscal 2022 and a net after-tax gain of $31.2 million during fiscal 2021. The unusual discrete tax adjustments for fiscal 2022 resulted in a $31.5 million benefit and $10.5 million charge during fiscal 2021.

Use of Non-GAAP Financial Information

To supplement the financial information presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) in this earnings release, we use EBIT, adjusted EBIT and adjusted earnings per share, which are all non-GAAP financial measures. EBIT is defined as earnings (loss) before interest and taxes, with adjusted EBIT and adjusted earnings per share provided for the purpose of adjusting for one-off items impacting revenues and/or expenses that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results. See the financial statement section of this earnings release for a reconciliation of EBIT and adjusted EBIT to income before income taxes, and adjusted earnings per share to earnings per share. We have not provided a reconciliation of our first-quarter fiscal 2023 adjusted EBIT guidance because material terms that impact such measures are not in our control and/or cannot be reasonably predicted, and therefore a reconciliation of such measures is not available without unreasonable effort.

Forward-Looking Statements

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us and are subject to uncertainties and factors (including those specified below), which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and availability of raw materials, including assorted pigments, resins, solvents, and other natural gas- and oil-based materials; packaging, including plastic and metal containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) the timing of and the realization of anticipated cost savings from restructuring initiatives and the ability to identify additional cost savings opportunities; (j) risks related to the adequacy of our contingent liability reserves; (k) risks relating to the Covid pandemic; (l) risks related to adverse weather conditions or the impacts of climate change and natural disasters; and (m) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2021, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	Three Months Ended		Year Ended
	May 31,	May 31,	May 31,	May 31,
	2022	2021	2022	2021
Net Sales	$1,983,890	$1,744,307	$6,707,728	$6,106,288
Cost of Sales	1,245,388	1,050,916	4,274,675	3,701,129

Gross Profit	738,502	693,391	2,433,053	2,405,159
Selling, General & Administrative Expenses	498,039	466,471	1,788,284	1,664,026
Restructuring Expense	1,148	5,826	6,276	18,106
Interest Expense	23,801	21,425	87,928	85,400
Investment Expense (Income), Net	6,174	(10,716)	7,595	(44,450)
(Gain) on Sales of Assets, Net	(9,492)	—	(51,983)	—
Other (Income) Expense, Net	(2,845)	6,132	(11,846)	13,639

Income Before Income Taxes	221,677	204,253	606,799	668,438
Provision for Income Taxes	22,371	47,889	114,333	164,938

Net Income	199,306	156,364	492,466	503,500
Less: Net Income Attributable to Noncontrolling Interests	301	217	985	857

Net Income Attributable to RPM International Inc. Stockholders	$199,005	$156,147	$491,481	$502,643

Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$1.54	$1.21	$3.81	$3.89

Diluted	$1.54	$1.20	$3.79	$3.87

Average shares of common stock outstanding - basic	127,573	127,977	127,948	128,334

Average shares of common stock outstanding - diluted	129,467	129,728	129,580	128,927

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

(Unaudited)

	Three Months Ended		Year Ended
	May 31,	May 31,	May 31,	May 31,
	2022	2021	2022	2021
Net Sales:
CPG Segment	$745,908	$629,386	$2,486,486	$2,076,565
PCG Segment	329,392	283,311	1,188,379	1,028,456
SPG Segment	225,766	202,751	790,816	705,990
Consumer Segment	682,824	628,859	2,242,047	2,295,277

Total	$1,983,890	$1,744,307	$6,707,728	$6,106,288

Income Before Income Taxes:
CPG Segment
Income Before Income Taxes (a)	$120,286	$107,160	$396,509	$291,773
Interest (Expense), Net (b)	(1,419)	(1,705)	(6,673)	(8,030)

EBIT (c)	121,705	108,865	403,182	299,803
MAP to Growth & other cost-savings related initiatives (d)	709	1,512	3,967	10,158
Unusual executive costs, net of insurance proceeds (f)	—	—	805	—
Adjustment to Exit Flowcrete China (g)	—	—	—	(305)
(Gain) on Sales of Assets, Net (i)	—	—	(41,906)	—

Adjusted EBIT	$122,414	$110,377	$366,048	$309,656

PCG Segment
Income Before Income Taxes (a)	$41,219	$25,968	$139,068	$90,687
Interest Income, Net (b)	168	76	575	128

EBIT (c)	41,051	25,892	138,493	90,559
MAP to Growth & other cost-savings related initiatives (d)	1,534	4,586	7,242	12,949
Acquisition-related costs (e)	—	546	339	546
Unusual executive costs, net of insurance proceeds (f)	—	—	472	—

Adjusted EBIT	$42,585	$31,024	$146,546	$104,054

SPG Segment
Income Before Income Taxes (a)	$50,909	$34,827	$121,937	$108,242
Interest (Expense), Net (b)	(4)	(65)	(86)	(284)

EBIT (c)	50,913	34,892	122,023	108,526
MAP to Growth & other cost-savings related initiatives (d)	18	1,400	1,440	6,732
Acquisition-related costs (e)	—	—	(45)	—
Unusual executive costs, net of insurance proceeds (f)	520	(10)	520	(10)
(Gain) on Sales of Assets, Net (i)	(7,257)	—	(7,257)	—

Adjusted EBIT	$44,194	$36,282	$116,681	$115,248

Consumer Segment
Income Before Income Taxes (a)	$79,172	$90,976	$175,084	$354,789
Interest Income (Expense), Net (b)	55	(56)	266	(242)

EBIT (c)	79,117	91,032	174,818	355,031
MAP to Growth & other cost-savings related initiatives (d)	1,155	2,551	2,409	12,527
Acquisition-related costs (e)	—	—	—	1,178
Unusual executive costs, net of insurance proceeds (f)	—	—	776	—

Adjusted EBIT	$80,272	$93,583	$178,003	$368,736

Corporate/Other
(Loss) Before Income Taxes (a)	$(69,909)	$(54,678)	$(225,799)	$(177,053)
Interest (Expense), Net (b)	(28,775)	(8,959)	(89,605)	(32,522)

EBIT (c)	(41,134)	(45,719)	(136,194)	(144,531)
MAP to Growth & other cost-savings related initiatives (d)	13,225	10,377	30,497	30,406
Acquisition-related costs (e)	419	—	2,482	—
Unusual executive costs, net of insurance proceeds (f)	392	272	3,017	(996)
Settlement for SEC Investigation & Enforcement Action (h)	—	—	—	2,000
Foreign exchange loss on settlement of debt (j)	1,357	—	1,357	—

Adjusted EBIT	$(25,741)	$(35,070)	$(98,841)	$(113,121)

TOTAL CONSOLIDATED
Income Before Income Taxes (a)	$221,677	$204,253	$606,799	$668,438
Interest (Expense)	(23,801)	(21,425)	(87,928)	(85,400)
Investment (Expense) Income, Net	(6,174)	10,716	(7,595)	44,450

EBIT (c)	251,652	214,962	702,322	709,388
MAP to Growth & other cost-savings related initiatives (d)	16,641	20,426	45,555	72,772
Acquisition-related costs (e)	419	546	2,776	1,724
Unusual executive costs, net of insurance proceeds (f)	912	262	5,590	(1,006)
Adjustment to Exit Flowcrete China (g)	—	—	—	(305)
Settlement for SEC Investigation & Enforcement Action (h)	—	—	—	2,000
(Gain) on Sales of Assets, Net (i)	(7,257)	—	(49,163)	—
Foreign exchange loss on settlement of debt (j)	1,357	—	1,357	—

Adjusted EBIT	$263,724	$236,196	$708,437	$784,573

(a)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT and Adjusted EBIT.
(b)	Interest Income (Expense), Net includes the combination of Interest Income (Expense) and Investment Income (Expense), Net.
(c)

EBIT is defined as earnings (loss) before interest and taxes, with Adjusted EBIT provided for the purpose of adjusting for items impacting earnings that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT, or adjusted EBIT, as a performance evaluation measure because interest expense is essentially related to corporate functions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

(d)	Reflects restructuring and other charges, almost all of which have been incurred in relation to our Margin Acceleration Plan initiatives, as follows:

“Inventory-related charges,” & “Accelerated Expense - Other,” which have been recorded in Cost of Goods Sold;

“Headcount reductions, closures of facilities and related costs, and accelerated vesting of equity awards,” all of which have been recorded in Restructuring Expense;

“Accelerated Expense - Other,” “Receivable writeoffs (recoveries),” “ERP consolidation plan,” “Professional Fees,” “Unusual costs triggered by executive departures,” “Divestitures,” & “Discontinued Product Line,” which have been recorded in Selling, General & Administrative Expenses.

(e)

Acquisition costs reflect amounts included in gross profit for inventory step-ups, as well as external consulting costs included in selling, general & administrative expenses for costs associated with due diligence activities related to potential acquisition targets.

(f)	Reflects unusual compensation costs, net of insurance proceeds, recorded unrelated to our MAP to Growth initiative, including stock and deferred compensation plan arrangements.
(g)

In FY18, we added back a charge to exit our Flowcrete China business. Included in that charge from FY18 was an accrual for a contingent liability. During Q2 2021, the contingent liability was resolved, and a favorable adjustment of ~ $0.3 million was recognized.

(h)

On December 22, 2020, the Court entered its Final Judgment resolving the legacy “SEC Investigation & Enforcement Action.” We agreed to pay a civil monetary penalty of $2.0 million under Section 21(d)(3) of the Exchange Act. The settlement amount was accrued for in our consolidated financial statements as of the period ending November 30, 2020, and paid during the period ending February 28, 2021.

(i)	Reflects the net gain associated with the sale and leaseback of certain real property assets within our CPG and SPG segments during 2022.
(j)	Foreign exchange loss on early payment of the $100 million term loan in Q4 of fiscal 2022.

SUPPLEMENTAL INFORMATION

RECONCILIATION OF “REPORTED” TO “ADJUSTED” AMOUNTS

(Unaudited)

	Three Months Ended		Year Ended
	May 31,	May 31,	May 31,	May 31,
	2022	2021	2022	2021
Reconciliation of Reported Earnings per Diluted Share to Adjusted Earnings per Diluted Share (All amounts presented after-tax):
Reported Earnings per Diluted Share	$1.54	$1.20	$3.79	$3.87
MAP to Growth & other cost-savings related initiatives (d)	0.10	0.13	0.27	0.45
Acquisition-related costs (e)	—	—	0.02	0.01
Unusual executive costs, net of insurance proceeds (f)	—	—	0.03	(0.01)
Settlement for SEC Investigation & Enforcement Action (h)	—	—	—	0.01
(Gain) on Sales of Assets, Net (i)	(0.06)	—	(0.34)	—
Foreign exchange loss on settlement of debt (j)	0.01	—	0.01	—
Discrete Tax Adjustments (k)	(0.24)	0.04	(0.24)	0.08
Investment returns (l)	0.07	(0.09)	0.12	(0.25)

Adjusted Earnings per Diluted Share (m)	$1.42	$1.28	$3.66	$4.16

(d)	Reflects restructuring and other charges, almost all of which have been incurred in relation to our Margin Acceleration Plan initiatives, as follows:

“Inventory-related charges,” & “Accelerated Expense - Other,” which have been recorded in Cost of Goods Sold;

“Headcount reductions, closures of facilities and related costs, and accelerated vesting of equity awards,” all of which have been recorded in Restructuring Expense;

“Accelerated Expense - Other,” “Receivable writeoffs (recoveries),” “ERP consolidation plan,” “Professional Fees,” “Unusual costs triggered by executive departures,” “Divestitures,” & “Discontinued Product Line,” all of which have been recorded in Selling, General & Administrative Expenses.

(e)

Acquisition costs reflect amounts included in gross profit for inventory step-ups, as well as external consulting costs included in selling, general & administrative expenses for costs associated with due diligence activities related to potential acquisition targets.

(f)	Reflects unusual compensation costs, net of insurance proceeds, recorded unrelated to our MAP to Growth initiative, including stock and deferred compensation plan arrangements.
(h)

On December 22, 2020, the Court entered its Final Judgment resolving the legacy “SEC Investigation & Enforcement Action.” We agreed to pay a civil monetary penalty of $2.0 million under Section 21(d)(3) of the Exchange Act. The settlement amount was accrued for in our consolidated financial statements as of the period ending November 30, 2020, and paid during the period ending February 28, 2021.

(i)	Reflects the net gain associated with the sale and leaseback of certain real property assets within our CPG and SPG segments during 2022.
(j)	Foreign exchange loss on early payment of the $100 million term loan in Q4 of fiscal 2022.
(k)

Fiscal 2022 includes income tax benefits associated with a reduction of the deferred income tax liability for unremitted foreign earnings and the reversal of valuation allowance against foreign tax credits. Fiscal 2021 includes income tax charges for an increase to our deferred income tax liability for withholding taxes on additional unremitted foreign earnings not considered permanently reinvested and for income tax charges related to certain foreign legal entity restructurings.

(l)

Investment returns include realized net gains and losses on sales of investments and unrealized net gains and losses on equity securities, which are adjusted due to their inherent volatility. Management does not consider these gains and losses, which cannot be predicted with any level of certainty, to be reflective of the Company’s core business operations.

(m)	Adjusted EPS is provided for the purpose of adjusting diluted earnings per share for items impacting earnings that are not considered by management to be indicative of ongoing operations.

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

(Unaudited)

	May 31, 2022	May 31, 2021
Assets
Current Assets
Cash and cash equivalents	$201,672	$246,704
Trade accounts receivable	1,479,301	1,336,728
Allowance for doubtful accounts	(46,669)	(55,922)

Net trade accounts receivable	1,432,632	1,280,806
Inventories	1,212,618	938,095
Prepaid expenses and other current assets	304,887	316,399

Total current assets	3,151,809	2,782,004

Property, Plant and Equipment, at Cost	2,132,915	1,967,482
Allowance for depreciation	(1,028,932)	(1,002,300)

Property, plant and equipment, net	1,103,983	965,182

Other Assets
Goodwill	1,337,868	1,345,754
Other intangible assets, net of amortization	592,261	628,693
Operating lease right-of-use assets	307,797	300,827
Deferred income taxes	18,914	26,804
Other	195,074	203,705

Total other assets	2,451,914	2,505,783

Total Assets	$6,707,706	$6,252,969

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$800,369	$717,176
Current portion of long-term debt	603,454	1,282
Accrued compensation and benefits	262,445	258,380
Accrued losses	24,508	29,054
Other accrued liabilities	325,632	325,522

Total current liabilities	2,016,408	1,331,414

Long-Term Liabilities
Long-term debt, less current maturities	2,083,155	2,378,544
Operating lease liabilities	265,139	257,415
Other long-term liabilities	276,990	436,176
Deferred income taxes	82,186	106,395

Total long-term liabilities	2,707,470	3,178,530

Total liabilities	4,723,878	4,509,944

Stockholders’ Equity
Preferred stock; none issued	—	—
Common stock (outstanding 129,199; 129,573)	1,292	1,295
Paid-in capital	1,096,147	1,055,400
Treasury stock, at cost	(717,019)	(653,006)
Accumulated other comprehensive (loss)	(537,337)	(514,884)
Retained earnings	2,139,346	1,852,259

Total RPM International Inc. stockholders’ equity	1,982,429	1,741,064
Noncontrolling interest	1,399	1,961

Total equity	1,983,828	1,743,025

Total Liabilities and Stockholders’ Equity	$6,707,706	$6,252,969

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

(Unaudited)

	Year Ended
	May 31,	May 31,
	2022	2021
Cash Flows From Operating Activities:
Net income	$492,466	$503,500
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	153,074	146,857
Restructuring charges, net of payments	(2,516)	(2,909)
Fair value adjustments to contingent earnout obligations	3,253	(582)
Deferred income taxes	(25,067)	20,188
Stock-based compensation expense	40,114	40,926
Net loss (gain) on marketable securities	17,706	(38,774)
Net (gain) on sales of assets	(51,983)	—
Other	(66)	(2,340)
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
(Increase) in receivables	(187,299)	(88,618)
(Increase) in inventory	(304,197)	(68,802)
(Increase) in prepaid expenses and other current and long-term assets	(13,040)	(11,457)
Increase in accounts payable	101,223	151,388
Increase in accrued compensation and benefits	9,737	62,966
(Decrease) increase in accrued losses	(3,956)	8,510
(Decrease) increase in other accrued liabilities	(50,718)	43,010
Other	—	2,293

Cash Provided By Operating Activities	178,731	766,156

Cash Flows From Investing Activities:
Capital expenditures	(222,403)	(157,199)
Acquisition of businesses, net of cash acquired	(127,457)	(165,223)
Purchase of marketable securities	(15,032)	(121,669)
Proceeds from sales of marketable securities	21,533	112,298
Proceeds from sales of assets	76,590	—
Other	7,222	5,405

Cash (Used For) Investing Activities	(259,547)	(326,388)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	437,564	—
Reductions of long-term and short-term debt	(101,505)	(188,278)
Cash dividends	(204,394)	(194,720)
Repurchases of common stock	(52,500)	(49,956)
Shares of common stock returned for taxes	(11,549)	(22,826)
Payments of acquisition-related contingent consideration	(5,774)	(2,218)
Other	(4,452)	(1,621)

Cash Provided By (Used For) Financing Activities	57,390	(459,619)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(21,606)	33,139

Net Change in Cash and Cash Equivalents	(45,032)	13,288
Cash and Cash Equivalents at Beginning of Period	246,704	233,416

Cash and Cash Equivalents at End of Period	$201,672	$246,704